EXHIBIT 12.2
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS







                                                                For Three Months
                                                                 Ended March 31
                                                               -----------------
Millions of dollars                                                1997     1996
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Earnings from continuing operations ..........................     $188     $131
Provision for income taxes ...................................      149       94
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         Earnings subtotal ...................................      337      225
Fixed charges included in earnings:
   Interest expense ..........................................       61       78
   Distribution on convertible preferred securities ..........        8       --
   Interest portion of rentals ...............................        7       10
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         Fixed charges subtotal ..............................       76       88
Earnings from continuing operations available before
   fixed charges and preferred stock dividends ...............     $413     $313
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Fixed charges:
   Fixed charges included in earnings ........................       76       88
   Capitalized interest ......................................        5        3
Preferred stock dividends (before-tax basis) .................      --        15
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         Total fixed charges and preferred stock dividends ...     $ 81     $106
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Ratio of earnings from continuing operations to combined
   fixed charges and preferred stock dividends ...............      5.1      3.0
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